Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2026
April 30, 2026

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s first quarter 2026 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the First Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on May 7th, 2026. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
We grew earnings per share year over year 10% in a quarter where revenue was down 16%. That's the operating leverage we've been building toward, and it shows up in a 24.6% Adjusted Return on Equity over the last twelve months. Cash flow from continuing operations was $100 million. The business is performing the way we designed it to perform.
Before I get into results, I want to recognize the team for closing a transaction after the quarter closed related to our railcar investment partnership with Napier Park. As a result of the transaction, approximately 6,100 railcars moved from our partially-owned fleet to investor-owned fleet, and we took an 11.2% limited partnership interest in the Napier Park entity that owns the majority of Napier

Park’s railcar holdings. We expect to record a non-cash pre-tax gain of approximately $130 million in the second quarter related to this transaction. This transaction highlights the embedded value of our fleet and is another step in simplifying our balance sheet.
Based on strong first quarter performance and our outlook for the balance of the year, we are raising and tightening our full year EPS guidance from a previous range of $1.85 to $2.10 to a new range of $2.20 to $2.40. At the midpoint, this represents a 16% increase in our EPS expectations. Portfolio sales are an integral part of how our leasing platform creates value, and we now expect a higher level of gain-on-sale activity this year than we originally planned. We expect full year gains to be in the range of $160 million to $180 million, which includes $22 million in the first quarter and approximately $130 million from the railcar investment partnership that we will book in the second quarter.
Now let me walk you through what we're seeing in the market.
Market Update
The rail economy is improving. Industrial production grew at an annual rate of 2.4% in the first quarter. The Manufacturing PMI, a key monthly economic indicator, was above 50 for three straight months – that's the first back-to-back positive reading in over 40 months – and has been expanding for seventeen straight months. Inquiries have been trending up since the start of the year. Furthermore, railcars in storage moved below 20% as the industry fleet continues to contract and carloads rise.
The picture isn't all clean, however. Inflation is still elevated, and employment has flattened. That continues to weigh on consumer-driven markets, particularly autos and intermodal, and tariff uncertainty remains.
But the direction is the right one, and we're positioned for it.
Segment Performance
I'll take you through both segments, starting with Leasing and Services.
Leasing and Services
Leasing performed. Lease rates were higher, utilization was higher, and the segment delivered a 37.9% operating margin in the quarter.
Revenue was down year over year, and the reason is structural — we closed a railcar partnership exchange in the fourth quarter, which reduced our consolidated fleet. Our owned fleet ended the quarter at 101,960 railcars, down about 7% year over year. But the number that matters strategically is our combined owned and investor-owned fleet at 146,670 railcars, which is up 1.6% year over year. We're growing the platform and lease rates continue to rise. Renewal rates were 6.6% above expiring rates in the quarter.
We continue to invest. Net fleet investment was $68 million in the quarter. Over the last six years, we've added more than 18,000 new builds and over 14,000 cars from the secondary market. We were active in the secondary market again this quarter, completing $83 million of lease portfolio sales.
Fleet utilization improved to 97.3%. Renewal success was 60%, and higher assignment activity allowed us to place cars with new customers at higher rates. The Future Lease Rate Differential, or FLRD, was a positive 1.2%. The FLRD has been positive for 19 consecutive quarters allowing for continuing growth in lease rates and leasing revenue. The average lease rate continued to increase quarter over quarter and year over year.
Rail Products
Rail Products is where the cost work shows up. We delivered 1,970 railcars at a 7.4% operating margin. On these volumes, that margin is a proof point. It reflects favorable Q1 mix, but more importantly, it reflects several years of right-sizing, automation, and breakeven reduction in this business. The cost structure has changed. With the remaining mix of car types to be built, we expect full year Rail Products Group margins to average 5% to 6%.
We received orders for 1,660 new railcars. Both orders and deliveries remain within our usual market share range. Inquiries are accelerating, and we're ready to ramp up when the inquiries convert to orders. Backlog stands at $1.6 billion, just under half of the industry backlog.
We're not going to chase volume at the wrong price. When the market turns, we'll be there.
Conclusion
Here's where we stand.
We did what we said we'd do this quarter. Margins held up. The fleet is in good shape at 97.3% utilization. Lease rates moved in our direction, and Rail Products delivered a 7.4% operating margin on lower volumes, which is evidence that the cost work we've done over the past several years is paying off.
The order book is the watch item. Inquiries are picking up, and we're ready when customers are ready.

I'm proud of how this team is executing, and I'm confident in where we're headed. Eric will take you through the financials and our guidance for the rest of the year.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone.
I will begin by discussing our first quarter financial highlights. Our operating margins expanded in both segments. Cash generation was strong at $100 million from continuing operations. Our business is generating good returns and is proving its ability to outperform the market through the cycle. We have $1.1 billion of liquidity, and we continue to return capital to shareholders. Let me walk you through the income statement, cash flow, and balance sheet, and then I'll cover guidance for the rest of the year.
Income Statement
First quarter revenues of $492 million reflect lower external deliveries in the Rail Products Group. However, as Jean mentioned, GAAP EPS from continuing operations improved as compared to last year to $0.32, which reflects higher gains on lease portfolio sales and higher lease rates, generating higher operating margins. We generated proceeds of $83 million in the quarter from lease portfolio sales and recorded a gain of $22 million.
Cash Flow Statement
Moving to the cash flow statement, cash flow from continuing operations was $100 million, benefited from a reduction in working capital. Our total net fleet investment was $68 million in the quarter, which included new railcar additions, secondary market adds, and fleet modifications and betterments. This includes $83 million of railcar sales in the secondary market. Shareholder returns were $32 million in the quarter, largely driven by our quarterly dividend payment, as well as share repurchases.
For the three-year period 2024 to 2026, we set a target for our cash flow metric, which adds cash flow from continuing operations and net gains on lease portfolio sales, of $1.2 to $1.4 billion. With three quarters remaining in the planning period, we expect to exceed this range. That is a significant amount of cash generation, and we are constantly working to make optimal choices on how we grow our fleet and improve the returns on our business.

Balance Sheet
Moving to our balance sheet, we have solid liquidity of $1.1 billion. The loan-to-value for our wholly-owned fleet is 69.1%. It is worth noting that the market value of our fleet is much higher than the book value of our fleet, and our LTV is based on the net book value. The debt structure on our balance sheet gives us significant flexibility and liquidity as we execute on our capital allocation framework demonstrated by our latest financing.
After the quarter closed, we issued $481 million of ABS notes and used the proceeds to redeem $377 million in outstanding debt, generating approximately $100 million of excess cash and providing further evidence of our cash generation abilities.
Guidance
And now I’d like to give some updated guidance for the rest of the year. We expect industry deliveries of 25,000 railcars in 2026 and expect Trinity to maintain its historical share of deliveries. While there is still some available space to be sold for the end of 2026, current inquiry levels support maintaining this guidance. We are slightly lowering our expected full year net lease fleet investment to a range of $350 million to $450 million, reflecting expected higher proceeds from railcar sales. As a reminder, this is a cash metric, so this would not include the sale of railcars into the Napier Park RIV program. We are investing $55 million to $65 million in operating and administrative capital expenditures.
And, as Jean mentioned, we are raising our full year EPS guidance to a range of $2.20 to $2.40, a 16% increase at the midpoint. This comes from higher than expected gains in the railcar partnership transaction, as well as higher forecasted gains from the secondary market. We expect full year gains to be in the range of $160 million to $180 million.
Our first quarter demonstrates the operating leverage we have been building. The business is built to perform throughout the cycle. Our disciplined cash flow management and our optimized balance sheet give us flexibility in capital allocation and working capital management. Our lease fleet utilization is high, generating consistent, predictable revenue and cash flow. In short, our platform is performing, and today’s results and 2026 guidance reflect our conviction in Trinity’s ability to continue to generate above-market returns for our shareholders.
Operator, we are now ready for our first question.

E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. Our first quarter results highlight the operating leverage we've been building and the progress we're making across the business. We remain focused on what got us here — disciplined execution, delivering for our customers, and creating value for our shareholders. Thank you for your continued interest in Trinity.